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                          GUARANTY AND PLEDGE AGREEMENT

                            Dated as of May 20, 1998

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                             MA 1994 B SHARES, L.P.

                                  As Guarantor

                                 CITIBANK, N.A.

                                   As Trustee

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

                                Table Of Contents

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ARTICLE 1.  DEFINITIONS AND INCORPORATION
            BY REFERENCE...............................................1
      Section 1.1 Definitions..........................................1
      Section 1.2 Incorporation by Reference...........................6
      Section 1.3 Rules of Construction................................6

ARTICLE 2.  GUARANTY...................................................7
      Section 2.1 Guaranty of the Guaranteed Obligations...............7
      Section 2.2 Liability of Guarantor...............................9
      Section 2.3 Waivers by Guarantor................................10
      Section 2.4 Subordination of Other Obligations..................11
      Section 2.5 Authority of Guarantor, BPL, MHLP, Etc..............11
      Section 2.6 Rights Cumulative...................................12
      Section 2.7 Bankruptcy; Reinstatement of Guaranty...............12
      Section 2.8 Subordinated Loans..................................13
      Section 2.9 Reduction of Cost Overrun Guaranty..................13

ARTICLE 3.  SECURITY..................................................16
      Section 3.1 Grant of Security Interest..........................16
      Section 3.2 Delivery of Guarantor Collateral,
                  Certificates; Custodial Agent.......................16
      Section 3.3 Maintenance of Perfected Security Interest..........16
      Section 3.4 Maintenance of Collateral Coverage Ratio............17
      Section 3.5 Registration........................................18
      Section 3.6 Voting Rights.......................................18
      Section 3.7 Dividends and Distributions.........................18
      Section 3.8 Care of Guarantor Collateral........................18
      Section 3.9 Power of Attorney...................................18
      Section 3.10 Partial Release of Guarantor Collateral............19
      Section 3.11 Return of Guarantor Collateral.....................19
      Section 3.12 Consents, Notices, Reports under Custody Agreement.19

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES............................20
      Section 4.1 Existence; Compliance with Law......................20
      Section 4.2 Power; Authorization; Enforceable Obligations.......20
      Section 4.3 Financial Condition.................................20
      Section 4.4 No Legal Bar........................................21
      Section 4.5 No Material Litigation..............................21
      Section 4.6 No Guaranty Default.................................21
      Section 4.7 Organizational Documents............................21
      Section 4.8 Taxes...............................................21
      Section 4.9 Representations and Warranties Respecting the
                  Guarantor Collateral................................22
      Section 4.10 Net Worth..........................................22
      Section 4.11 Unencumbered Liquid Assets.........................22

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ARTICLE 5.  AFFIRMATIVE COVENANTS.....................................22
      Section 5.1 Financial Statements................................22
      Section 5.2 Certificates; Other Information.....................23
      Section 5.3 Payment of Obligations..............................23
      Section 5.4 Compliance with Applicable Law
                  and Contractual Obligations.........................23
      Section 5.5 Legal Existence of Guarantor........................23
      Section 5.6 Title Curative Proceedings..........................24
      Section 5.7 Notices.............................................24
      Section 5.8 Covenants Respecting the Guarantor Collateral.......24
      Section 5.9 Fees of Custodial Agent.............................24

ARTICLE 6.  NEGATIVE COVENANTS........................................24
      Section 6.1 Net Worth...........................................24
      Section 6.2 Unencumbered Liquid Assets..........................25
      Section 6.3 Liens...............................................25

ARTICLE 7.  DEFAULTS AND REMEDIES.....................................25
      Section 7.1 Events of Default...................................25
      Section 7.2 Remedies in General.................................26
      Section 7.3 Procedures With Respect to Sale
                  of the Guarantor Collateral.........................27
      Section 7.4 Expenses and Interest...............................27

ARTICLE 8.  MISCELLANEOUS.............................................28
      Section 8.1 Further Assurances..................................28
      Section 8.2 No Subrogation......................................28
      Section 8.3 Authority of Trustee................................28
      Section 8.4 No Waiver...........................................29
      Section 8.5 Notices.............................................29
      Section 8.6 Governing Law.......................................30
      Section 8.7 Submission To Jurisdiction, Waivers.................30
      Section 8.8 Successors and Assigns..............................31
      Section 8.9 Severability........................................31
      Section 8.10 Counterpart Originals..............................31
      Section 8.11 Table of Contents, Headings, etc...................32
      Section 8.12 Amendments.........................................32

Exhibit A   -   Form of Guarantor Subordinated Loan Certificate
Exhibit B   -   Form of Release Certificate
Exhibit C   -   Form of Guaranteed Amount Certificate

Schedule 4.3(c) - Change in Financial Condition

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

                          GUARANTY AND PLEDGE AGREEMENT


            This Guaranty and Pledge Agreement dated as of May 20, 1998 is entered into by MA 1994 B SHARES, L.P., a Delaware limited partnership ("Guarantor"), in favor of CITIBANK, N.A. (the "Trustee"), a national banking association, as Trustee for the Holders (as defined below) pursuant to the Indenture (as defined below).

            Basketball Properties, Ltd., a Florida limited partnership ("BPL"), has issued its 6.65% Senior Term Notes due 2025 (Series A-1-A) in the aggregate principal amount of $90,200,000, its 6.65% Senior Term Notes due 2025 (Series A-1-B) in the aggregate principal amount of $30,000,000, its 6.80% Senior Term Notes due 2025 (Series A-2) in the aggregate principal amount of $50,000,000 and its 6.21 % Senior Notes due 2005 (Series B) in the aggregate principal amount of $14,697,000 (collectively, the "Notes") pursuant to that certain Indenture dated as of May 20, 1998 (the "Indenture").

            The Notes and certain other obligations of BPL under the Indenture and the other Note Documents (as defined below) have been guaranteed by Miami Heat Limited Partnership, a Florida limited partnership ("MHLP"), on the terms set forth in the Indenture.

            In connection with the Notes, MBIA Insurance Corporation, a New York stock insurance corporation ("MBIA"), is issuing the Note Insurance Policies, the County Payment Surety Bond and the Debt Service Reserve Surety Bond, each as defined in the Indenture.

            Guarantor has agreed to guarantee certain obligations of BPL and MHLP to the Trustee and the Holders on the terms and conditions set forth in this Agreement.

            Guarantor agrees as follows for the benefit of the Trustee and MBIA and for the equal and ratable benefit of the Holders:

                                   ARTICLE 1.

                          DEFINITIONS AND INCORPORATION
                                  BY REFERENCE

      Section 1.1 Definitions.

            "Additional Known Costs" means, as of any date of determination, the cost of all work and other items, other than Punch List Items, that must be accomplished in order to fully and finally complete the construction and equipping of the Project in accordance with the Plans and Specifications, the requirements of the NBA and Applicable Law.

            "Agreement" means this Guaranty and Pledge Agreement.
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                                                                               2

            "BPL Delay Debt Service" means principal of and interest on the Series A-1 Notes and the Series A-2 Notes accruing from and including February 1, 2000 and through the earlier of February 1, 2001 and the date of Substantial Completion (as defined in the Construction Contract).

            "BPL Delay Debt Service Drawing" means a claim made under this Agreement in respect of the BPL Delay Debt Service Obligations pursuant to
Section 10.04 of the Deposit and Disbursement Agreement.

            "BPL Delay Debt Service Obligations" means, as of any date of determination, all obligations of BPL to pay BPL Delay Debt Service reduced by the amount AMEC PLC and Construtora Norberto Odebrecht are obligated to pay, as of such date of determination, in respect of principal and interest on the Notes under the Contractor Delay Debt Service Guaranty.

            "Carnival Corporation" means Carnival Corporation, a corporation organized and existing under the laws of the Republic of Panama.

            "Cash or Cash Equivalents" means (a) cash on hand; (b) dollar-denominated demand deposits maintained in the United States with any commercial bank and dollar-denominated time deposits maintained in the United States with, or certificates of deposits having, a maturity of one year or less issued by any commercial bank which has its head office in the United States and which has a combined capital and surplus of at least $100,000,000; (c) direct obligations of, or obligations unconditionally guaranteed by, the United States of America and having a maturity of one year or less; (d) readily marketable commercial paper having a maturity of one year or less, issued by any corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and rated by S&P or Moody's (or, if neither such organization shall rate such commercial paper at any time, rated by any nationally recognized rating organization in the United States) with the highest rating assigned by such organization; (e) repurchase agreements which
(i) are callable at any time or have a maturity date of one year or less, (ii) are entered into with any commercial bank which has its head office in the United States and has a combined capital and surplus of at least $100,000,000 and (iii) are secured by direct obligations of, or obligations unconditionally guaranteed by, the United States and having a maturity of one year or less; and
(f) mutual funds which invest exclusively in direct obligations of, or obligations unconditionally guaranteed by, the United States and having a maturity of one year or less.

            "COI Drawing" means a claim made under this Agreement in respect of the COI Obligations pursuant to Section 10.03(c) of the Deposit and Disbursement Agreement.

            "COI Obligations" means an amount owing under the Notes and the other Note Documents equal, as of any date of determination, to the COI Requirement.
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                                                                               3

            "Collateral Coverage Call" means a notice pursuant to Section 7(c) of the Custody Agreement that the Collateral Coverage Ratio is less than 1.5 to 1.0.

            "Collateral Coverage Ratio" means, on any date of determination, the ratio of (a) the Market Value to (b) the Guaranteed Amount.

            "Contingency Amount" has the meaning specified in the last paragraph of Section 2.9(b).

            "Cost Overrun Drawing" means a claim made under this Agreement in respect of the Cost Overrun Obligations pursuant to Section 10.03(b) of the Deposit and Disbursement Agreement.

            "Cost Overrun Obligations" means (a) all obligations of BPL to deposit cash with the Trustee pursuant to Section 5.01(b)(ii) of the Deposit and Disbursement Agreement, whether in respect of Construction Costs, costs of environmental remediation in connection with the Project, liabilities arising under the Environmental Indemnity or otherwise and (b) the obligation of BPL to pay the principal of and interest on the Notes that is due after the last day on which BPL Delay Debt Service is payable.

            "Custodial Agent" means Prudential Securities Incorporated, a Delaware corporation, acting in its capacity as Custodian pursuant to, and as the term "Custodian" is defined in, the terms of the Custody Agreement, and its successors in such capacity.

            "Custody Agreement" means that certain Custody Agreement dated as of the Closing Date between the Trustee and the Custodial Agent, as it may be amended or supplemented from time to time.

            "Equity Obligations" means the obligation of BPL to deliver the Remaining Cash Equity (excluding payments under Sections 5.1.2 and 5.1.3 of the Naming Rights Agreement) to the Trustee for deposit pursuant to the Deposit and Disbursement Agreement.

            "Equity Drawing" means a claim made under this Agreement in respect of the Equity Obligations pursuant to Section 10.03(a) of the Deposit and Disbursement Agreement.

            "Forecasted Project Costs" means, as of any date of determination, BPL's forecasted amount necessary for the construction of the Arena determined on the basis used for determining the forecasted project costs set forth in the forecasted sources and uses of funds Section of the Offering Memorandum for the Notes dated May 15, 1998.
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                                                                               4

            "Guaranteed Amount" means an amount equal, as of any date of determination, to the amount determined pursuant to Section 2.1(c) or (d).

            "Guaranteed Amount Certificate" has the meaning specified for that term in Section 5.2(c).

            "Guaranteed Obligations" means the Equity Obligations, the BPL Delay Debt Service Obligations, the Cost Overrun Obligations and the COI Obligations.

            "Guarantor" has the meaning specified for that term in the preamble to this Agreement.

            "Guarantor Collateral" means all of the following property of Guarantor, whether now owned or hereafter acquired:

                  (a) The shares of the Class A common stock of Carnival Corporation which have been deposited by Guarantor with the Custodial Agent to be held by the Custodial Agent for the Trustee pursuant to the Custody Agreement and for the benefit of MBIA and for the equal and ratable benefit of the Holders together with stock powers executed in blank covering such shares (collectively the "Initial Guarantor Collateral");

                  (b) any securities accounts or securities entitlements relating to the foregoing; and

                  (c) subject to Section 3.7, all dividends, distributions, money and other property of any kind paid or distributed in respect of or in exchange for, and all other proceeds of, any or all of the foregoing.

            "Guarantor Subordinated Loan" has the meaning specified for that term in Section 2.8.

            "Guarantor Subordinated Loan Certificate" has the meaning specified for that term in Section 2.8.

            "Guaranty Default" means any event that is, or with the passage of time or the giving of notice or both would be, a Guaranty Event of Default.

            "Guaranty Event of Default" has the meaning set forth in Section 7.1 hereof.

            "Indenture" means that certain Indenture dated as of the Closing Date and providing for the issuance of the Notes.

            "Initial Guarantor Collateral" has the meaning specified for that term in the definition of "Guarantor Collateral."
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                                                                               5

            "Market Value" has the meaning specified for that term in the Custody Agreement.

            "Material Adverse Effect" means any material adverse effect on the validity, perfection or priority of the Liens of the Trustee on the Guarantor Collateral.

            "Moody's" means Moody's Investors Service, Inc., a Delaware corporation.

            "Net Worth" means, with respect to Guarantor, as of any date of determination, the market value of the publicly-traded securities owned by Guarantor on such date plus all Cash or Cash Equivalents owned by Guarantor as of such date.

            "Notes" has the meaning specified for that term in the preamble to this Agreement.

            "Officer's Certificate" means a certificate signed on behalf of Guarantor by the President, any Vice President or Chief Financial Officer of the general partner of Guarantor; provided, however, that any Officer's Certificate required to be delivered pursuant to Section 5.2 shall be signed on behalf of the Chief Financial Officer of such general partner.

            "Permitted Liens" means Liens in favor of the Trustee created by this Agreement.

            "Punch List Items" means all items listed on the "punch list" referred to in clause (a) of the definition of Construction Completion in the Indenture and described in the Officer's Certificate referred to in clause (b) of the definition of Construction Completion.

            "Qualified Carnival Stock" means, with respect to Guarantor, shares of Carnival Corporation's Class A common stock which (a) have been held at all times, for purposes of satisfying Rule 144 promulgated under the Securities Act, by Guarantor for more than two (2) years prior to the date such stock is deposited with the Custodial Agent pursuant to the terms of this Agreement; (b) the full purchase price or other consideration therefor was paid or given by such Guarantor more than two (2) years prior to the date such stock is deposited with the Custodial Agent pursuant to the terms of this Agreement, all within the meaning of, and as required by, Rules 144(d) and 144(k) promulgated under the Securities Act; and (c) subject to no restrictions other than the restrictions imposed by Rule 144 solely by reason of Guarantor being an affiliate (as defined in Rule 144) of Carnival Corporation.

            "Release Certificate" has the meaning specified for that term in
Section 3.11.
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                                                                               6

            "S&P" means Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc., a New York corporation.

            "Termination Date" means the first date on which the Guaranteed Amount has been reduced to zero pursuant to Section 2.1.

            "Trustee" has the meaning specified for that term in the Indenture.

            "UCC" means the Uniform Commercial Code or any successor thereto, as now or hereafter in effect under the law applicable to this Agreement.

            "Unencumbered Liquid Assets" means (a) Qualified Carnival Stock, (b) Cash and Cash Equivalents and (c) other readily marketable securities acceptable to MBIA in its sole discretion, which, in the case of any of the foregoing, as of any date of determination, are (i) owned by Guarantor, (ii) not subject to any Lien or claim (including restrictions on transferability or assignability other than any restrictions on transfer by Guarantor imposed under Rule 144 promulgated under the Securities Act solely by reason of a Guarantor being an affiliate (as defined in such Rule 144) of the issuer of any such securities) of any kind, (iii) not subject to any agreement which limits the ability of Guarantor to create, incur, assume or suffer to exist any Lien upon any of such assets, and (iv) not subject to any agreement which entitles any Person to the benefit of any Lien on such assets or which would entitle any Person to the benefit of any Lien on any such assets upon the occurrence of any contingency. The Guarantor Collateral shall not constitute Unencumbered Liquid Assets.

            "Unfunded Additional Known Costs" has the meaning specified in
Section 2.9(b)(ii).

      Section 1.2 Incorporation by Reference.

            Capitalized terms used in this Agreement and not otherwise defined have the meanings given to those terms in the Indenture.

      Section 1.3 Rules of Construction.

            Unless the context otherwise requires:

            (a) a term has the meaning assigned to it;

            (b) an accounting term not otherwise defined has the meaning assigned to it in Accordance with GAAP;

            (c) words in the singular include the plural, and in the plural include the singular;
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                                                                               7

            (d) provisions apply to successive events and transactions; and

            (e) references to sections of or rules under the Securities Act, UCC and other statutes shall be deemed to include substitute, replacement or successor sections or rules promulgated by the SEC or any other applicable Governmental Authority from time to time.

            (f) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement, and all references to Sections shall be references to Sections of this Agreement unless otherwise expressly specified;

            (g) unless otherwise expressly specified, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document in the form (including all amendments, schedules, exhibits, appendices, attachments, clarification letters and the like relating thereto) delivered to the Trustee on the Closing Date, if so delivered, as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement, contract or document, this Agreement and the other Note Documents;

            (h) unless otherwise stated, any reference in this Agreement to any Person shall include its permitted successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

            (i) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

            (j) the words "include," "includes" and "including" shall not be limiting, and shall be deemed in all instances to be followed by the phrase "without limitation"; and

            (k) references to "days" shall mean calendar days, unless otherwise indicated.

                                   ARTICLE 2.
                                    GUARANTY

      Section 2.1 Guaranty of the Guaranteed Obligations.

            (a) Guarantor hereby irrevocably and unconditionally guarantees, until the Termination Date, the due and punctual payment in fill of all Guaranteed Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of Bankruptcy
Law).

            (b) Drawings may be made by the Trustee under this Agreement pursuant to and subject to the terms of Article 10 of the Deposit and Disbursement Agreement.

            (c) As of the Closing Date, the amount guaranteed hereunder (the "Guaranteed Amount") is $83,385,850.21, calculated as follows:

          Equity Obligations                         $46,863,665.53
          BPL Delay Debt Service Obligations           6,021,184.68
          Cost Overrun Obligations                    30,501,000.00
          COI Obligations                                      0.00
          Guaranteed Amount                          $83,385,850.21

            (d) After the Closing Date, the Guaranteed Amount shall be subject to reduction from time to time as follows:

                  (i) The Equity Obligations shall be reduced, as of any date of determination, (A) to an amount equal to (x) the amount of Remaining Cash Equity as of such date minus (y) the amount of payments due under Sections 5.1.2 and
5.1.3 of the Naming Rights Agreement that have not been paid as of such date and
(B) by the amount of each Equity Drawing (but without duplication of any amounts taken into account in the reduction of Remaining Cash Equity).

                  (ii) The BPL Delay Debt Service Obligations shall be reduced by (A) each payment of BPL Delay Debt Service made by BPL and (B) the amount of each BPL Delay Debt Service Drawing (but without duplication of any amounts taken into account in the foregoing clause (A)).

                  (iii) The Cost Overrun Obligations shall be reduced by (i) by the amount of each Cost Overrun Drawing, (ii) any amount thereof which has been paid to the Trustee in respect of Cost Overrun Obligations from the proceeds of Subordinated Loans as certified by the Guarantor to the Trustee in a Subordinated Loan Certificate and (iii) any amount by which the Cost Overrun Obligations have been reduced pursuant to Section 2.9.

                  (iv) The COI Obligations shall be reduced (A) to equal the amount of the COI Requirement as of any date of determination and (B) by the amount of any COI Drawing.

A reduction in the Guaranteed Amount shall be deemed to take effect at such time as Guarantor has delivered the Guaranteed Amount Certificate pursuant to Section 5.2(c) or, in the case of the Cost Overrun Obligations, the certificates required pursuant to Section 2.9(a), (b), (c) or (d), as applicable. Upon any reduction of the Guaranteed
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                                                                               9

Amount, the Trustee shall deliver to the Custodial Agent and MBIA written notice of the new Guaranteed Amount, as so reduced.

      Section 2.2 Liability of Guarantor.

            Guarantor agrees that Guarantor's obligations under this Agreement are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or a surety other than the occurrence of the Termination Date. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

            (a) This Agreement is an absolute and unconditional guaranty of payment when due and not of collectibility.

            (b) The obligations of Guarantor hereunder are independent of the obligations of BPL and MHLP under the Notes, the Indenture and the other Note Documents and of the obligations of any other guarantor of, or any other party liable for, the Guaranteed Obligations or any part thereof, and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against BPL, MHLP or any such other guarantor or other party and whether or not BPL, MHLP or any such other guarantor or other party is joined in any such action or actions.

            (c) Guarantor's payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid in full.

            (d) Upon such terms as it deems appropriate, without notice or demand, and without affecting the validity or enforceability of this Agreement or giving rise to any reduction, limitation, impairment, discharge or termination of Guarantor's liability hereunder, the Trustee, at the direction or with the consent of the Majority Holders, as applicable, may from time to time
(i) renew, extend, accelerate, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of this Agreement or the Guaranteed Obligations, (iv) release, surrender, exchange, substitute, fail to perfect, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed
Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any person or entity with respect to the Guaranteed Obligations and (v) exercise any other rights available under the Notes, the Indenture, the other Note Documents or Applicable Law.
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                                                                              10

            (e) This Agreement and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any impairment, discharge, delay or termination for any reason (other than the limitations and reductions provided for in this Agreement), including without limitation the occurrence of any of the following, whether or not Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Notes, the Indenture, the other Note Documents, at law, in equity or otherwise) with respect lo the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of any of the Notes, the Indenture, the other Note Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms of the Notes, the Indenture, the other Note Documents, or any agreement relating to such other guaranty or security, (iii) the consent by the Trustee, MBIA or the Holders, to the change, reorganization or termination of the organizational structure or existence of BPL or MHLP or to any corresponding restructuring of the Guaranteed Obligations, (iv) any amendment or waiver of, any consent given under or any action taken or any omission to act with respect to any of the terms or provisions of the Note Documents, and (v) any other act or thing or omission, or delay to do any other act or thing, which might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the Guaranteed Obligations.

      Section 2.3 Waivers by Guarantor.

            Except as specifically provided to the contrary in this Agreement, Guarantor waives, for the benefit of the Trustee, the Custodial Agent, MBIA and the Holders:

            (a) any right to require the Trustee, the Custodial Agent, MBIA or the Holders, as a condition of payment or performance by Guarantor, to (i) except as otherwise provided in the Deposit and Disbursement Agreement, proceed against BPL, MHLP, any other guarantor of or party liable for the Guaranteed Obligations, or any other person or entity, (ii) proceed against or exhaust any security held from BPL, MHLP, any other guarantor of or other party liable for the Guaranteed Obligations, or any other Person, or (iii) pursue any other remedy in the power of the Trustee, the Custodial Agent, MBIA or the Holders whatsoever against any Person;

            (b) any defense Guarantor may have based upon any election of remedies by the Trustee, the Custodial Agent, MBIA or the Holders which destroys Guarantor's subrogation rights or rights to proceed against BPL, MHLP or any other Person for reimbursement, including without limitation, any loss of rights Guarantor
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                                                                              11

may suffer by reason of any rights, powers or remedies of BPL or MHLP in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging BPL's or MHLP's indebtedness or Guarantor's remedies against RPL, MHLP or any other Person;

            (c) any defense based upon the acts or omissions of the Trustee, the Custodial Agent, MBIA or the Holders in the administration of the Guaranteed Obligations, including but not limited to any act or omission which directly or indirectly results in or contributes to the discharge of any of the Guaranteed Obligations;

            (d) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of Guarantor's obligations hereunder, (ii) any rights to offsets or recoupments and (iii) promptness, diligence and any requirement that the Trustee, the Custodial Agent, MBIA or the Holders, protect, secure, perfect or insure any Lien or any property subject thereto;

            (e) notices (except those expressly provided for in this Agreement), demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Agreement, or any agreement or instrument related thereto, and notices of any of the matters referred to in Section 2.2 and any right to consent to any thereof; and

            (f) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

      Section 2.4 Subordination of Other Obligations.

            Any and all indebtedness of BPL, MHLP or any other Person liable for any of the Guaranteed Obligations now or hereafter held by Guarantor (including all Subordinated Loans and all rights of subrogation, indemnity, reimbursement and contribution) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness of BPL, MHLP or any such other Person to Guarantor collected or received by a Guarantor after a Guaranty Event of Default has occurred and is continuing shall be held in trust for the Trustee and shall promptly be paid over to the Trustee, but without affecting, impairing or limiting in any manner the liability of Guarantor under any other provision of this Agreement.

      Section 2.5 Authority of Guarantor, BPL, MHLP, Etc.

            It is not necessary for the Trustee, the Custodial Agent or the Holders to inquire at any time into the capacity or powers of Guarantor, BPL, MHLP, any trustee or beneficiary of Guarantor, or the partners, officers, directors or any agents acting or purporting to act on behalf of any of the foregoing.

      Section 2.6 Rights Cumulative.

            The rights, powers and remedies given to the Trustee, the Custodial Agent, MBIA and the Holders by this Agreement and the Custody Agreement are cumulative and shall be in addition to and independent of all rights, powers and remedies given to any thereof by virtue of any Applicable Law or in any of the Notes, the Indenture or the other Note Documents. Any forbearance or failure to exercise, and any delay by the Trustee, the Custodial Agent, MBIA or the Holders in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

      Section 2.7 Bankruptcy; Reinstatement of Guaranty.

            (a) So long as any Guaranteed Obligations remain outstanding, Guarantor shall not, without the prior written consent of MBIA, commence or join with any other person or entity in commencing any bankruptcy, reorganization or insolvency proceedings of or against BPL or MHLP. The obligations of Guarantor under this Agreement shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of BPL or MHLP or by any defense which BPL or MHLP may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

            (b) The Guaranteed Obligations and the Guaranteed Amount shall be determined without regard to any Applicable Law which may relieve BPL, MHLP or any other Person of any portion of the Guaranteed Obligations.

            (c) In the event that all or any portion of the Guaranteed Obligations are paid by BPL, MHLP or any other Person prior to the Termination Date, the obligations of Guarantor under this Agreement, including but not limited to Articles 2, 3, 4 and 5, shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment or payments are rescinded or recovered directly or indirectly from the Trustee, the Custodial Agent, MBIA or the Holders, as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes under this Agreement.

      Section 2.8 Subordinated Loans.

            (a) Guarantor may make to, or obtain for, BPL or MHLP Subordinated Loans ("Guarantor Subordinated Loan") for the purpose of providing funds with which to pay some or all of the Guaranteed Obligations.

            (b) Upon making or obtaining any Guarantor Subordinated Loan, the purpose of which is to fund payment by BPL of Cost Overrun Obligations, Guarantor shall provide the Trustee with an Officer's Certificate in the form of Exhibit A attached hereto (a "Guarantor Subordinated Loan Certificate").

      Section 2.9 Reduction of Cost Overrun Guaranty.

            (a) At any time on or after the date the AGMP (as defined in the Construction Contract) has been established pursuant to the terms of the Construction Contract, Guarantor may request that the Cost Overrun Guaranteed Amount be reduced pursuant to this Section 2.9(a) by delivering to the Trustee and MBIA the following:

                  (i) a written request for such a reduction which request shall refer specifically to this Section 2.9(a);

                  (ii) an Officer's Certificate from BPL (A) stating that the AGMP has been established pursuant to the terms of the Construction Contract and setting forth the amount of the AGMP, together with a letter or certificate from the Contractor to the same effect and (B) specifying the amount of Forecasted Project Costs as of the date of such Officer's Certificate (taking the AGMP into account) and containing an itemization thereof in reasonable detail; and

                  (iii) a letter or certificate from the Construction Consultant stating that, in its professional opinion, such Forecasted Project Costs are reasonable.

            Upon satisfaction of the foregoing conditions, the Cost Overrun Guaranteed Amount shall be reduced to an amount equal to fifteen percent (15%) of the amount of such Forecasted Project Costs.

            (b) At the time of Construction Completion, Guarantor may request that the Cost Overrun Guaranteed Amount be reduced pursuant to this Section 2.9(b) by delivering or causing to be delivered to the Trustee and MBIA the following (which shall be in addition to those items set forth in the definition of Construction Completion in the Indenture that are required to be delivered as conditions to Construction Completion):

                  (i) a written request for such a reduction which request shall refer specifically to this Section 2.9(b); and

                  (ii) an Officer's Certificate from BPL setting forth (A) a description of all Additional Known Costs, if any, (B) an estimate of the amount of money needed to pay for the same and (C) the amount of money on deposit in the Construction Account that is available to pay for the same (which amount shall be in addition to all other amounts required to be reserved against Punch List Items or other costs as a condition to Construction Completion) and, if such amount is less than 100% of the Additional Known Costs, the amount of such deficiency (the "Unfunded Additional Known Costs"), together with a letter from each of the Architects and the Construction Consultant stating that in their professional judgment such Officer's Certificate is reasonable.

            If MBIA has either (i) delivered written confirmation to the Guarantor and the Trustee stating that the foregoing conditions have been satisfied, or (ii) the Guarantor has, by written notice to the Trustee and MBIA, requested such written confirmation and MBIA has not, within 30 days provided written notice to the Guarantor and the Trustee that it is denying such written confirmation which notice shall specify the reasons therefor, the Cost Overrun Guaranteed Amount shall be reduced by an amount equal to the amount by which the Cost Overrun Guaranteed Amount exceeds the sum of (x) the amount of Unfunded Additional Known Costs set forth in the Officer's Certificate referred to in the foregoing clause (ii) and (y) $2,500,000 (the "Contingency Amount").

            (c) At any time after Construction Completion (but no more frequently than once during every 60-day period thereafter) until the date on which the conditions set forth in Section 5.08 of the Deposit and Disbursement Agreement have been satisfied, Guarantor may request that the Cost Overrun Guaranteed Amount be reduced pursuant to this Section 2.9(c) by delivering or causing to be delivered to the Trustee and MBIA the following:

                  (i) a written request for such reduction which request shall refer specifically to this Section 2.9(c);

                  (ii) an Officer's Certificate from BPL stating the aggregate cost of the Punch List Items that have been paid from the Construction Account from the date of the previous request delivered pursuant to Section 2.9(b) or 2.9(c) and the aggregate estimated costs of the Punch List Items that have not been completed;

                  (iii) an Officer's Certificate from BPL (A) stating that an amount equal to 200% of the costs for the Punch List Items remaining unpaid as set forth in the Officer's Certificate referred to in the foregoing clause (ii) is on deposit in the Construction Account, (B) that no claims exist against BPL, the County or the Project out of which a Lien based on furnishing labor or material exists or might ripen, except any claim that is not due and payable and any claim out of which a Lien exists or might ripen in the event that BPL intends to contest such claim, in which event any such claim or claims shall be described in reasonable detail, and (C) that any claims referred to in the foregoing clause (B) are fully bonded against or funds are on deposit in the Construction Account in an amount equal to 125% of the amount of the claims;

                  (iv) an Officer's Certificate from BPL setting forth (A) a description of all Additional Known Costs, (B) an estimate of the amount of money needed to pay for the same and (C) the amount of money on deposit in the Construction Account that is available to pay for the same (which amount shall be in addition to all other amounts required to be reserved against Punch List Items or other costs as a condition to Construction Completion) and, if such amount is less than 100% of the Additional Known Costs, the amount of such Unfunded Additional Known Costs; and

                  (v) a certificate of the Construction Consultant stating that the Officer's Certificates described in clauses (ii) through (iv) above are reasonable.

            If MBIA has either (i) delivered written confirmation to the Guarantor and the Trustee stating that the foregoing conditions have been satisfied, or (ii) the Guarantor has, by written notice to the Trustee and MBIA, requested such written confirmation and MBIA has not, within 15 days provided written notice to the Guarantor and the Trustee that it is denying such written confirmation which notice shall specify the reasons therefor, the Cost Overrun Guaranteed Amount shall be reduced by an amount equal to the amount by which the Cost Overrun Guaranteed Amount exceeds the sum of (x) the amount of Unfunded Additional Known Costs set forth in the Officer's Certificate referred to in the foregoing clause (ii) and (y) the Contingency Amount.

            (d) At any time after the date on which the conditions set forth in
Section 5.08 of the Deposit and Disbursement Agreement have been satisfied, the Cost Overrun Guaranteed Amount shall be reduced to zero. Pursuant to this
Section 2.9(d) the Guarantor shall also deliver or cause to be delivered to the Trustee and MBIA the following:

                  (i) a written request for such reduction which request shall refer specifically to this Section 2.9(d);

                  (ii) an Officer's Certificate from BPL certifying that all conditions set forth in Section 5.08 of the Deposit and Disbursement Agreement have been satisfied; and

                  (iii) a certificate of the Construction Consultant stating that the Officer's Certificate described in clause (ii) above is accurate.

                                   ARTICLE 3.
                                    SECURITY

      Section 3.1 Grant of Security Interest.

            As collateral security for the due and punctual payment, performance and observance of all obligations of Guarantor under this Agreement and the Guarantor pledges to the Trustee, and grants to the Trustee, for the benefit of MBIA and for the equal and ratable benefit of the Holders, a security interest in and Lien upon all of the Guarantor Collateral.

      Section 3.2 Delivery of Guarantor Collateral, Certificates; Custodial
Agent.

            (a) Concurrently with the execution and delivery of this Agreement, Guarantor shall deliver the Initial Guarantor Collateral (and thereafter shall deliver all other portions of the Guarantor Collateral capable of being so held) to the Custodial Agent, to be held by the Custodial Agent as Guarantor Collateral hereunder pursuant to the terms of the Custody Agreement. Guarantor consents to the terms of the Custody Agreement and to all provisions thereof and agrees to pay (or reimburse the Trustee for) all fees of the Custodial Agent for acting as Custodial Agent under this Agreement and the Custody Agreement and all other amounts for which the Trustee may become obligated under the Custody Agreement, including the indemnification obligations under Section 9(b) thereof. The Custodial Agent shall hold only readily marketable securities on behalf of the Trustee and shall not hold cash or other property on its behalf.

            (b) Guarantor shall promptly, and in any event within three days after receipt thereof, deliver to the Trustee, for the benefit of MBIA and for the equal and ratable benefit of the Holders (a) any original certificates or other instruments or documents, if any, evidencing any Guarantor Collateral and
(b) concurrently with the delivery to the Trustee of any certificate or other instrument or document representing such Guarantor Collateral, Guarantor shall deliver an undated stock power covering such certificate, duly executed in blank by Guarantor with, if the Trustee so requests, signature guaranteed.

      Section 3.3 Maintenance of Perfected Security Interest.

            Guarantor will take or cause to be taken, at Guarantor's expense, all action required to perfect, maintain, preserve and protect the security interests in, and Liens on, the Guarantor Collateral granted by this Agreement, including, without limitation, (i) the filing of financing statements, continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Trustee, MBIA and the Holders under this Agreement, (ii) the delivery of entitlement orders or instructions to any securities intermediary (as defined in the UCC) as may be required to preserve and protect the rights of the Holders, the Trustee, MBIA and the Custodial Agent under this Agreement and the Custody Agreement, and (iii) the delivery of such documents and instruments as may be necessary or appropriate in the reasonable discretion of the Trustee, the Custodial Agent or MBIA to perfect any security interest or Lien granted by this Agreement.

      Section 3.4 Maintenance of Collateral Coverage Ratio.

            (a) Guarantor shall at all times while this Agreement remains in effect maintain a Collateral Coverage Ratio of not less than 1.5 to 1.0.

            (b) Upon receipt by the Trustee from the Custodial Agent of a Collateral Coverage Call, the Trustee shall promptly notify Guarantor by telephone of such Collateral Coverage Call and deliver such Collateral Coverage Call to Guarantor. Upon receipt by Guarantor of a Collateral Coverage Call, Guarantor shall deliver to the Custodial Agent, to be held as Guarantor Collateral pursuant to this Agreement for benefit of MBIA and for the equal and ratable benefit of the Holders, Qualified Carnival Stock in an amount which, taken together with the other Guarantor Collateral, shall be sufficient to cause the Collateral Coverage Ratio to be not less than 2 to 1. If the Collateral Coverage Call is received by Guarantor prior to 11:00 a.m. (Eastern Time) on any Business Day, Guarantor shall deposit such Qualified Carnival Stock with the Custodial Agent no later than 3:00 p.m. (Eastern Time) on the second succeeding Business Day. If the Collateral Coverage Call is received by Guarantor on a day which is not a Business Day, or after 11:00 a.m. (Eastern Time) on a Business Day, Guarantor shall deposit such Qualified Carnival Stock with the Custodial Agent no later than 3:00 p.m. (Eastern Time) on the third succeeding Business Day.

            (c) In the event that Guarantor fails fully and timely to deliver all Qualified Carnival Stock to the Custodial Agent as required by this Section 3.4, the Trustee shall direct the Custodial Agent to sell such Guarantor Collateral as the Trustee may direct in its sole discretion in such amount as will produce proceeds (net of the costs and expenses of sale and of any accrued and unpaid fees of the Custodial Agent) that as closely as reasonably possible approximate the Guaranteed Amount, which proceeds shall thereafter be held by the Trustee in a segregated account as Guarantor Collateral hereunder. No such sale shall limit any obligation of Guarantor under this Agreement whether existing at the time of such sale or arising thereafter except to the extent that the proceeds of such a sale shall be credited to payment of any of the Guaranteed Obligations.

            (d) If at any time Guarantor deposits more Qualified Carnival Stock with the Trustee or the Custodial Agent in response to a Collateral Coverage Call than is required under the terms of this Agreement on the date of such deposit (whether due to Guarantor's inability to obtain a certificate for the appropriate number of shares of stock to be deposited or otherwise), the Trustee shall, in accordance with the written directions of Guarantor, promptly return or cause to be returned to Guarantor the amount of such excess Qualified Carnival Stock.

      Section 3.5 Registration.

            At any time and from time to time after the occurrence and during the continuance of a Guaranty Event of Default, the Trustee may cause all or any of the Guarantor Collateral to the extent not already held in "street name" to be transferred to or registered in its name or the name of its nominee or nominees.

      Section 3.6 Voting Rights.

            With respect to all Qualified Carnival Stock held as Guarantor Collateral hereunder, Guarantor, be entitled to exercise, as it shall think fit, the voting power with respect to such Guarantor Collateral, and for that purpose the Trustee shall (if such Guarantor Collateral shall be registered in street name) execute or cause to be executed from time to time, at the expense of Guarantor, such proxies or other instruments in favor of Guarantor or its nominee, in such form and for such purposes as shall reasonably be required by Guarantor and shall be specified in a written request therefor, to enable Guarantor to exercise such voting power with respect to such Guarantor Collateral.

      Section 3.7 Dividends and Distributions.

            Unless a Guaranty Event of Default has occurred and is continuing, Guarantor shall be entitled to receive and retain all dividends and distributions made upon or with respect to the Guarantor Collateral. At any time while a Guaranty Event of Default has occurred and is continuing, Guarantor shall pay or deliver all dividends and distributions received upon or with respect to the Guarantor Collateral to the Trustee promptly and in any event within three Business Days of its receipt thereof and the same shall thereafter be held by the Trustee as Guarantor Collateral hereunder.

      Section 3.8 Care of Guarantor Collateral.

            The Trustee's duties as to the care of Guarantor Collateral shall be the standard of care set forth in the Indenture. The duties of and standard of care applicable to the Custodial Agent are set forth in the Custody Agreement.

      Section 3.9 Power of Attorney.

            Guarantor hereby appoints the Trustee as Guarantor's attorney-in-fact, effective upon the occurrence and during the continuance of a Guarantor Event of Default, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Trustee may deem necessary or advisable to accomplish the purposes hereof. The power of attorney granted hereunder is coupled with an interest and is irrevocable until the Termination Date.

      Section 3.10 Partial Release of Guarantor Collateral.

            In the event that the Collateral Coverage Ratio is at least 2.50 to 1 for four (4) consecutive months, and so long as no Guaranty Event of Default has occurred and is continuing, upon the written request of Guarantor delivered to the Trustee and accompanied by a properly completed Officer's Certificate in the form attached hereto as Exhibit B (a "Release Certificate), the Trustee shall release, or shall direct the Custodial Agent to release, the Lien hereunder as to an amount of Qualified Carnival Stock such that, after giving effect to such release, the Collateral Coverage Ratio is not less than 2.50 to
1. Any Guarantor Collateral as to which the Lien hereunder is so released shall promptly be returned to Guarantor and, thereafter, shall no longer constitute Guarantor Collateral.

      Section 3.11 Return of Guarantor Collateral.

            Subject to Section 7.7, all obligations of Guarantor under this Agreement shall terminate on the Termination Date. Promptly after the Termination Date, the Trustee shall return, or cause to be returned, all Guarantor Collateral held by it or by the Custodial Agent to Guarantor. The return by the Trustee of such Guarantor Collateral shall be without representation or warranty of any nature whatsoever and wholly without recourse; provided, however, that such Guarantor Collateral shall be returned free of any Lien created by the Trustee or the Custodial Agent and of any Lien created by this Agreement or the other Note Documents.

      Section 3.12 Consents, Notices, Reports under Custody Agreement.

            (a) Promptly after the receipt thereof, the Trustee shall deliver to Guarantor and MBIA copies of all notices, statements and other written communications received by the Trustee from the Custodian under the Custody Agreement.

            (b) Without the prior written consent of Guarantor, the Trustee shall not consent to the appointment of a temporary custodian pursuant to
Section 12(c), consent to any amendment or waiver of any provision of the Custody Agreement, consent to the assignment by the Custodial Agent of any of its rights or obligations under the Custody Agreement, disclose any information pursuant to Section 15 or otherwise approve or consent to any act or request under the Custody Agreement.

                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES

            Guarantor hereby represents and warrants that:

      Section 4.1 Existence; Compliance with Law.

            Guarantor (a) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property and to conduct the activities in which it is currently engaged, and (c) is in compliance with all Applicable Laws except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

      Section 4.2 Power; Authorization; Enforceable Obligations.

            Guarantor has the power and authority, and the legal right, to execute, deliver and perform this Agreement and the Custody Agreement. Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Custody Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required (other than those which have been obtained and remain in full force and effect) in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the Custody Agreement. This Agreement and each of the Custody Agreement has been duly executed and delivered on behalf of Guarantor. This Agreement and each Custody Agreement constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

      Section 4.3 Financial Condition.

            (a) The statement of net assets of Guarantor as at December 31, 1997, and audited by Price Waterhouse LLP, a copy of which has heretofore been furnished to the Trustee and MBIA presents fairly in all material respects the financial condition of Guarantor as at such date.

            (b) Except as set forth on Schedule 4.3(c), during the period from the date of Guarantor's statement of net assets described in Section 4.3(a) to and including the Closing Date, there has been no (i) sale, transfer or other disposition by Guarantor of any material part of its property, (ii) purchase or other acquisition by Guarantor of any property material in relation to Guarantor's financial condition, or (iii) development or event which has had or could reasonably be expected to have a Material Adverse Effect.

      Section 4.4 No Legal Bar.

            The execution, delivery and performance of this Agreement and the Custody Agreement will not violate any Applicable Law or any Contractual Obligation of Guarantor and will not result in, or require, the creation or imposition of any Lien other than Permitted Liens on any of its properties or revenues pursuant to any such Applicable Law or Contractual Obligation.

      Section 4.5 No Material Litigation.

            No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened in writing by or against Guarantor or against any of its properties or revenues which could reasonably be expected to have a Material Adverse Effect.

      Section 4.6 No Guaranty Default.

            Guarantor is not in default, nor to its knowledge is there any event or condition which with the passage of time or the giving of notice would ripen into a default, under or with respect to any of its Contractual Obligations except to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect. No Guaranty Default or Guaranty Event of Default has occurred and is continuing.

      Section 4.7 Organizational Documents.

            The Agreement of Limited Partnership of MA 1994 B Shares, L.P. dated as of December 29, 1997 is in full force and effect and has not been modified or terminated. MA 1994 B Shares, Inc., a Delaware corporation, is the sole general partner in the Limited Partnership. JMD Delaware, Inc., as trustee of the Micky Arison 1994 "B" Trust established pursuant to that certain trust agreement dated as of September 27, 1994, is the sole limited partner in Guarantor and the sole shareholder of MA 1994 B Shares, Inc.

      Section 4.8 Taxes.

            Guarantor has filed or caused to be filed all tax returns which, to the knowledge of such Guarantor, are required to be filed and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Guarantor). No tax Lien has been filed, and, to the knowledge of Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge.

      Section 4.9 Representations and Warranties Respecting the Guarantor Collateral.

            (a) The Initial Guarantor Collateral is, and all other Guarantor Collateral hereafter delivered to the Trustee will be, owned by the Guarantor delivering the same to the Trustee, free and clear of all Liens except Permitted Liens.

            (b) The security interest created pursuant to this Agreement will constitute a valid, perfected first-priority security interest in the Initial Guarantor Collateral, enforceable in accordance with its terms against all creditors of Guarantor and any Persons purporting to purchase any Guarantor Collateral from Guarantor, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

            (c) All of the Initial Guarantor Collateral is Qualified Carnival Stock.

      Section 4.10 Net Worth.

            As of the date hereof, Guarantor has a Net Worth of One Billion Dollars ($1,000,000,000) or more.

      Section 4.11 Unencumbered Liquid Assets.

            As of the date hereof, Guarantor own Unencumbered Liquid Assets of Three Hundred Million Dollars ($300,000,000) or more.

                                   ARTICLE 5.

                              AFFIRMATIVE COVENANTS

      Section 5.1 Financial Statements.

            Guarantor will finish to the Trustee and MBIA, as soon as available, but in any event within 120 days after the end of each Fiscal Year, the statement of net assets of Guarantor as at the end of such Fiscal Year, prepared on an accounting basis comparable to that on which the statement of net assets described in Section 4.3 were prepared and audited by independent certified public accountants of nationally recognized standing.

      Section 5.2 Certificates; Other Information.

            Guarantor will finish to the Trustee and MBIA:

            (a) within thirty (30) days after the end of each quarterly fiscal period of each Fiscal Year, an Officer's Certificate of Guarantor (i) stating that during such period Guarantor has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, (ii) stating that the officer executing such certificate has obtained no knowledge of any Guaranty Default or Guaranty Event of Default except as specified in such Officer's Certificate, setting forth the amounts of Guarantor's Net Worth and Unencumbered Liquid Assets as at the end of such quarter, and (iv) stating that the stock powers delivered in connection with all Qualified Carnival Stock remain effective to effect the transfer of such Qualified Carnival Stock.

            (b) within 30 days after the end of each quarterly fiscal period of each Fiscal Year, an Officer's Certificate of Guarantor in the form attached as Exhibit C to this Agreement (a "Guaranteed Amount Certificate"), containing a calculation of the Guaranteed Amount as at the end of such quarterly fiscal period.

      Section 5.3 Payment of Obligations.

            Guarantor will duly pay and discharge, as the same shall become due and payable and before the same shall become delinquent, all its obligations of whatever nature, including all taxes and other charges lawfully levied and imposed by any Governmental Authority upon such Guarantor or its properties, provided, however, that nothing contained in this Section shall be construed as a waiver of any statutory exemption from or abatement of taxation nor to require Guarantor to pay, acquire or make provision for any such tax, assessment, lien or charge so long as Guarantor in good faith shall diligently contest the validity thereof and reserves in conformity with GAAP with respect thereto have been provided on the books of Guarantor.

      Section 5.4 Compliance with Applicable Law and Contractual Obligations.

            Guarantor will comply with all provisions of any Applicable Law.

      Section 5.5 Legal Existence of Guarantor.

            Guarantor will at all times maintain its legal existence under the laws of the State of Delaware and will duly procure any necessary renewals and extensions thereof, will maintain, preserve and renew all the rights, powers, privileges and franchises necessary or desirable in the normal course of its business or other activities.

      Section 5.6 Title Curative Proceedings.

            Guarantor will promptly take such actions as may be necessary or proper to remedy or cure any defect in or cloud upon the title to the Guarantor Collateral or any part thereof, whether now existing or hereafter developing.

      Section 5.7 Notices.

            Promptly upon receiving notice thereof, Guarantor will give, or cause to be given, prompt written notice of (a) any Guaranty Default or Guaranty Event of Default and (b) any actions, proceedings or notices adversely affecting the Lien of the Trustee in the Guarantor Collateral.

      Section 5.8 Covenants Respecting the Guarantor Collateral.

            (a) Guarantor shall maintain the security interests created by this Agreement as first priority, perfected security interests and shall defend such security interests against claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Trustee or the Custodial Agent, and at the sole expense of Guarantor, Guarantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Trustee or the Custodial Agent may reasonably request for the purposes of obtaining or preserving the benefits of this Agreement and of the rights and powers herein granted.

            (b) Guarantor shall pay, and save the Trustee, MBIA, the Custodial Agent and the Holders, harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Guarantor Collateral or in connection with any of the transactions contemplated by this Agreement.

      Section 5.9 Fees of Custodial Agent.

            Guarantor shall timely pay (or reimburse the Trustee for upon demand) all fees of the Custodial Agent charged pursuant to the terms of the Custody Agreement.

                                   ARTICLE 6.

                               NEGATIVE COVENANTS

      Section 6.1 Net Worth.

            Guarantor will not permit its Net Worth at any time to be less than One Billion Dollars ($1,000,000,000).

      Section 6.2 Unencumbered Liquid Assets.

            Guarantor will not at any time permit its Unencumbered Liquid Assets to be less than Three Hundred Million Dollars ($300,000,000).

      Section 6.3 Liens.

            Guarantor will not directly or indirectly, create, assume, incur or suffer to exist upon the Guarantor Collateral or any part thereof any Lien except Permitted Liens.

                                   ARTICLE 7.

                              DEFAULTS AND REMEDIES

      Section 7.1 Events of Default.

            A "Guaranty Event of Default " occurs if:

            (a) Guarantor defaults in the payment when due of any of the Guaranteed Obligations as provided in this Agreement and such default continues without being waived in writing by the Majority Holders for a period of five (5) Business Days;

            (b) Guarantor defaults in the payment of any other amount payable to the Trustee under this Agreement and such default continues without being waived in writing by the Majority Holders for a period of five (5) Business Days;

            (c) Guarantor fails to timely deliver any required Acceptable Guarantor Collateral in response to a Collateral Coverage Call as provided in
Section 3.4;

            (d) Guarantor defaults in the observance or performance of any other agreement contained in this Agreement and such default continues without being waived in writing by the Majority Holders for a period of 60 days;

            (e) any representation or warranty made by Guarantor in this Agreement shall prove to have been inaccurate in any material respect on or as of the date made and such inaccuracy shall have a Material Adverse Effect;

            (f) this Agreement, at any time and for any reason, ceases to be valid, binding and enforceable or Guarantor contests or denies the validity or enforceability thereof;

            (g) Guarantor, pursuant to or within the meaning of any Bankruptcy
Law:

                  (i) commences a voluntary case,

                  (ii) consents to the entry of an order for relief against it in an involuntary case,

                  (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property,

                  (iv) makes a general assignment for the benefit of its creditors, or

                  (v) admits in writing its inability to pay its debts as they become due;

            (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (i) is for relief against Guarantor, in an involuntary case,

                  (ii) appoints a Custodian of Guarantor or for all or substantially all of the property of Guarantor, or

                  (iii) orders the liquidation of Guarantor,

and the order or decree remains unstayed and in effect for 60 consecutive days;

      Section 7.2 Remedies in General.

            (a) If a Guaranty Event of Default described in Section 7.1(a) or
(b) occurs and is continuing, the Trustee may direct the Custodial Agent to sell such Guarantor Collateral as the Trustee may direct in its sole discretion in such amount as will produce proceeds (net of the costs and expenses of sale and of any accrued and unpaid fees of the Custodial Agent) (i) in the case of a Guaranty Event of Default described in Section 7.1(c), that as closely as reasonably possible approximates the Guaranteed Amount and (ii) in the case of a Guaranty Event of Default described in Section 7.1 (a) or (b) that as closely as reasonably possible approximates the amount of the payment which Guarantor was required, but failed, to make. In the case of a sale pursuant to clause (i) of the foregoing sentence, the Trustee may hold the proceeds of such sale as Guarantor Collateral hereunder, and in the case of a sale pursuant to clause
(ii) of the foregoing sentence, the Trustee may apply the proceeds of such sale to the payment which Guarantor was required, but failed to make. No such sale shall limit any obligation of Guarantor under this Agreement whether existing at the time of such sale or arising thereafter.

            (b) If a Guaranty Event of Default other than a Guaranty Event of Default described in Section 7.1(a) or (b) occurs and is continuing, the Trustee may pursue any remedy available under this Agreement or Applicable Law to collect the payment of any amount owing by Guarantor under the terms of this Agreement or to enforce the performance of any provision of this Agreement. A delay or omission by the Trustee in exercising any right or remedy accruing upon a Guaranty Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Guaranty Event of Default. All remedies are cumulative to the extent permitted by Applicable Law.

      Section 7.3 Procedures With Respect to Sale of the Guarantor Collateral.

            (a) If a Guaranty Event of Default shall occur and be continuing, the Trustee, on behalf of the Holders and MBIA, without obligation to resort to other security, may exercise in respect of the Guarantor Collateral, in addition to all other rights and remedies provided for in this Agreement or the Custody Agreement or otherwise available to it, all the rights and remedies of a secured party under the UCC.

            (b) The remedies provided herein in favor of the Trustee for the benefit of MBIA and for the equal and ratable benefit of the Holders shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of the Trustee and the Holders in this Agreement and otherwise existing by contract or under Applicable Law.

      Section 7.4 Expenses and Interest.

            (a) In the event that the Trustee prevails in any dispute relating to the interpretation, enforcement or performance of this Agreement, the Trustee shall be entitled to collect from Guarantor on demand all reasonable fees and expenses incurred in connection therewith, including but not limited to fees and disbursements of attorneys, accountants, consultants, expert witnesses, arbitrators, mediators and court reporters. Without limiting the generality of the foregoing, Guarantor shall pay all such costs and expenses incurred in connection with proceedings under any Bankruptcy Law with respect to Guarantor.

            (b) Guarantor will reimburse the Trustee for any and all reasonable expenditures by the Trustee for (a) the maintenance, protection and preservation of the Collateral or the Trustee's security interests in the Collateral; (b) the sale or other disposition of or realization upon the Collateral; and (c) costs and expenses incurred by the Trustee in taking (or otherwise in connection with) any action which Guarantor is required, but fails, to take under the terms of this Agreement.

            (c) All costs, fees and expenses described, in this Section 7.4 shall be due and payable on written demand (accompanied by reasonable supporting information), shall bear interest from the date of such demand until paid at the highest rate borne by any of the Notes Outstanding and shall be secured hereby.

                                   ARTICLE 8.
                                  MISCELLANEOUS

      Section 8.1 Further Assurances.

            Guarantor shall, upon request of the Trustee, duly execute and deliver, or cause to be duly executed and delivered, to the Trustee such further instruments and take and cause to be taken such further actions as may be necessary or proper in the reasonable opinion of the Trustee to carry out more effectively the provisions and purposes of this Agreement.

      Section 8.2 No Subrogation.

            Notwithstanding any payment or payments made by Guarantor hereunder, or any setoff or application of funds of Guarantor by the Trustee, MBIA or any Holder, or the receipt of amounts by any of such parties with respect to any of the Guarantor Collateral, except as expressly permitted in any Subordination Agreement in effect among Guarantor, the Trustee and BPL or MHLP, until the Termination Date, Guarantor shall not be entitled to be subrogated to any of the rights of the Trustee, MBIA or any Holder against any guarantor (including a guarantor in its role as debtor or guarantor) or against any other collateral security held by the Trustee for payment of the Guaranteed Obligations and the other obligations secured hereby, nor shall Guarantor seek any reimbursement from BPL or MHLP in respect of payments made by Guarantor in connection with the Guarantor Collateral, or amounts realized by the Trustee in connection with the Guarantor Collateral. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when not permitted under the foregoing sentence, such amount shall be held by such Guarantor in trust for the Trustee, segregated from other funds of such Guarantor, and shall forthwith upon receipt by Guarantor, be turned over to the Trustee in the exact form received by Guarantor (duly endorsed by such Guarantor to the Trustee, if required) to be applied against the Guaranteed Obligations and the other obligations secured hereby, whether matured or unmatured.

      Section 8.3 Authority of Trustee.

            Guarantor acknowledges that the rights and responsibilities of the Trustee under this Agreement with respect to any action taken by the Trustee or the exercise or non-exercise by the Trustee of any option, voting right, request, judgment or other right or remedy provided for in this Agreement or resulting or arising out of this Agreement shall, as between the Trustee, MBIA and the Holders, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time between them, but, as between the Trustee and Guarantor, the Trustee shall be conclusively presumed to be acting as agent for the Holders with full and valid authority so to act or refrain from acting, and guarantor nor any issuer of any of the Guarantor Collateral shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

      Section 8.4 No Waiver.

            No act, omission or delay by the Trustee or course of dealing between the Trustee and Guarantor shall constitute a waiver of the rights and remedies of the Trustee hereunder. No single or partial waiver by the Trustee or any Holder of any Guaranty Default or Guaranty Event of Default or right or remedy which it may have shall operate as a waiver of any other Guaranty Default, Guaranty Event of Default, right or remedy or of the same Guaranty Default, Guaranty Event of Default, right or remedy on a future occasion. Guarantor hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing any of the Guaranteed Obligations or Guarantor Collateral, and all other notices and demands whatsoever (except as expressly provided herein).

      Section 8.5 Notices.

            Any notice, request, instruction, order or other communication by Guarantor or the Trustee to the other is duly given only if in writing and delivered in person, by telecopier or by overnight air courier guaranteeing next day delivery, to the other's address as follows:

If to Guarantor:

      c/o Paul, Weiss, Rifkind, Wharton & Garrison
      1285 Avenue of the Americas
      New York, New York 10019-6064
      Attention: James M. Dubin, Esq.

      Telecopier: (212) 373-2315
      Telephone: (212) 373-3000

If to Trustee:

      Citibank, N.A.
      Corporate Agency and Trust
      111 Wall Street
      5th Floor, Zone #2
      New York, New York 10043
      Attention: Structured Finance Team

      Telecopier: (212) 657-3862 or (212) 675-3872
      Telephone: (212) 657-6342

With a copy to:

      MBIA Insurance Corporation
      113 King Street
      Armonk, New York 10504

      Attention: Insured Portfolio Management - PF
      Telecopier: (914) 765-3799

      Telephone: (914) 273-4545

            Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

            All notices and other communications under this Agreement shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written or electronic confirmation of receipt), provided that a copy is also sent on the same day by hand- delivery or by a nationally-recognized overnight delivery service (such as Federal Express) guaranteeing delivery on the next Business Day; or (c) received by the addressee, if sent by a nationally-recognized overnight delivery service (such as Federal Express) guaranteeing delivery on the next Business Day.

      Section 8.6 Governing Law.

            THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT.

      Section 8.7 Submission To Jurisdiction, Waivers.

            GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

                        (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE NOTE DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF.

                        (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN, OR TRANSFERRED TO, SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR

      PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

                        (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO GUARANTOR AT ITS ADDRESS REFERRED TO IN SECTION 8.8 OR AT SUCH OTHER ADDRESS OF WHICH THE TRUSTEE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

                        (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR SHALL LIMIT THE RIGHT OF THE TRUSTEE TO SUE IN ANY OTHER JURISDICTION;

                        (E) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; AND

                        (F) WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER SOUNDING IN CONTRACT OR IN TORT, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

      Section 8.8 Successors and Assigns.

            All agreements of Guarantor or the Trustee in this Agreement shall bind, and inure to the benefit of, their respective successors and permitted assigns.

      Section 8.9 Severability.

            In case any provision in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

      Section 8.10 Counterpart Originals.

            The parties may sign any number of copies of this Agreement. Each signed copy shall be an original but all of them together represent the same agreement.

      Section 8.11 Table of Contents, Headings, etc.

            The Table of Contents and Headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and shall in no way modify or restrict any of the terms or provisions hereof.

      Section 8.12 Amendments.

            No waiver, amendment, modification or termination of any provision of this Agreement, or consent to any departure by Guarantor therefrom, shall in any event be effective without the written concurrence of the Trustee and MBIA and none of the Guarantor Collateral shall be released, except as expressly provided herein, without the written consent of the Trustee and MBIA. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

                              MA 1994 B SHARES, L.P., a Delaware limited partnership

                              By: MA 1994 B SHARES, INC., a Delaware
                                  corporation, its sole general partner

                                    EXHIBIT A
                                     FORM OF
                     GUARANTOR SUBORDINATED LOAN CERTIFICATE

            Reference is made to that certain Guaranty and Pledge Agreement (the "Guaranty and Pledge Agreement") dated as of May 20, 1998 between MA 1994 B Shares, L.P., a Delaware limited partnership ("Guarantor"), in favor of Citibank, N.A. (the "Trustee"), a national banking association, as Trustee for the Holders of the series of notes issued by Basketball Properties, Ltd., a Florida limited partnership ("BPL"), pursuant to that certain Indenture dated as of May 20, 1998.

            This Certificate is provided to the Trustee pursuant to Section 2.8 of the Guaranty and Pledge Agreement. Capitalized terms used in this Certificate and not otherwise defined have the meanings given to those terms in the Guaranty and Pledge Agreement.

            Guarantor hereby certifies to the Trustee as follows:

            1. On the date hereof, Guarantor has made, or obtained, a Subordinated Loan to BPL in the principal amount of $______________________ for the sole purpose of funding payment by BPL of Cost Overrun Obligations.

            2. Delivered to the Trustee herewith is the original of each promissory note or other instrument evidencing BPL's obligations to repay the Subordinated Loan described above, indorsed to the order of the Trustee for security purposes.

            3. The Subordinated Loan described above is subordinated to all obligations of BPL to the Trustee and the Holders pursuant to the terms of a Subordination Agreement (as defined in the Indenture).

DATED this         day of                 ,           .

                                    MA 1994 B SHARES, L.P.,
                                    a Delaware limited partnership

                                    By:  MA 1994 B SHARES, INC.,
                                          a Delaware corporation, its sole
                                          general partner

                                    By:

                                    Its:

                                    EXHIBIT B
                                     FORM OF
                               RELEASE CERTIFICATE

            Reference is made to that certain Guaranty and Pledge Agreement (the "Guaranty and Pledge Agreement") dated as of May 20, 1998 between MA 1994 B Shares, L.P., a Delaware limited partnership ("Guarantor"), in favor of Citibank, N.A. (the "Trustee"), a national banking association, as Trustee for the Holders of the series of notes issued by Basketball Properties, Ltd., a Florida limited partnership ("BPL"), pursuant to that certain Indenture dated as of May 20, 1998.

            This Certificate is provided to the Trustee pursuant to Section 3.11 of the Guaranty and Pledge Agreement. Capitalized terms used in this Certificate and not otherwise defined have the meanings given to those terms in the Guaranty and Pledge Agreement.

            Guarantor hereby certifies to the Trustee as follows:

            1. This Certificate is submitted to the Trustee together with a written request for the release of the liens held by the Trustee under the Guaranty and Pledge Agreement as to ____________ shares of the Class A common stock of Carnival Corporation held by the Trustee or its nominee as Guarantor Collateral pursuant to the terms of the Guaranty and Pledge Agreement.

            2. The Collateral Coverage Ratio has been at least 2.5 to 1 for at least the four (4) months immediately preceding the date of this Certificate and after the release of the shares described above from the lien of the Guaranty and Pledge Agreement, the Collateral Coverage Ratio will be at least 2.5 to 1.

            3. No Guaranty Event of Default has occurred and is continuing.

DATED this         day of                 ,           .

                                    MA 1994 B SHARES, L.P.,
                                    a Delaware limited partnership

                                    By:  MA 1994 B SHARES, INC.,
                                          a Delaware corporation, its sole
                                          general partner

                                    By:

                                    Its:

                                    EXHIBIT C
                                     FORM OF
                          GUARANTEED AMOUNT CERTIFICATE

            Reference is made to that certain Guaranty and Pledge Agreement (the "Guaranty and Pledge Agreement") dated as of May 20, 1998 between MA 1994 B Shares, L.P., a Delaware limited partnership ("Guarantor"), in favor of Citibank, N.A. (the "Trustee"), a national banking association, as Trustee for the Holders of the series of notes issued by Basketball Properties, Ltd., a Florida limited partnership ("BPL"), pursuant to that certain Indenture dated as of May 20, 1998.

            This Certificate is provided to the Trustee pursuant to Section 5.2(c) of the Guaranty and Pledge Agreement. Capitalized terms used in this Certificate and not otherwise defined have the meanings given to those terms in the Guaranty and Pledge Agreement.

            Guarantor hereby certifies to the Trustee that, as of the date of this Certificate, the Guaranteed Amount is $ ________________________ calculated as follows:

Equity Obligations                 $  ____________________________
BPL Delay Debt Service Obligations    ____________________________
Cost Overrun Obligations              ____________________________
COI Obligations                       ____________________________
Guaranteed Amount                  $  ____________________________


DATED this         day of                 ,           .

                                    MA 1994 B SHARES, L.P.,
                                    a Delaware limited partnership

                                    By:  MA 1994 B SHARES, INC.,
                                          a Delaware corporation, its sole
                                          general partner

                                    By:

                                    Its:

                                 SCHEDULE 4.3(c)

                          Change in Financial Condition

1. In February 1998, MA 1994 B Shares, L.P. sold 900,000 shares of Carnival Corporation Class A common stock for approximately $53 million.

2. MA 1994 B Shares, L.P. holds 8,000,000 shares (the "Shares") of Pan Am corporation common stock. As of December 31, 1997, the Shares of Pan Am common stock traded at $2 5/16 per share, for a total market value of the Shares of $18 million. As of April 30, 1998, the Shares of Pan Am common stock traded at $.50 per share, for a total market value of the Shares of $4 million.

                              ADDENDUM TO GUARANTY
                              AND PLEDGE AGREEMENT

            Addendum to Guaranty and Pledge Agreement (the "Guaranty") dated as of May 20, 1998 between MA 1994 B Shares, L.P., a Delaware limited partnership ("Guarantor"), and Citibank, N.A., a national banking association, as Trustee (the "Trustee"), for the holders of the series of Notes issued by Basketball Properties, Ltd., a Florida limited partnership.

            Guarantor agrees as follows for the benefit of the Trustee and MBIA and for the equal and notable benefit of the Holders:

            1. This Addendum is attached to and forms a part of the Guaranty.

            2. Guarantor agrees that, until the Contractor Delay Debt Service Guaranty has been delivered to the Trustee together with the legal opinions of counsel to the guarantors under the Contractor Delay Debt Service Guaranty, the BPL Delay Debt Service Obligations shall be $14,021,184.68; provided, however, that (a) Guarantor shall be required to maintain the Collateral Coverage Ratio with respect to $8,000,000 thereof only if such Contractor Delay Debt Service Guaranty and such legal opinions have not been received by the Trustee on or before June 3, 1998; and (b) upon the Trustee's receipt of such Contractor Delay Debt Service Guaranty and legal opinions, the BPL Delay Debt Service Obligations shall be reduced automatically and immediately to $6,021,184.68.

                                    DATED this 20th day of May, 1998.

                                    MA 1994 B SHARES, L.P.,
                                    a Delaware limited partnership

                                    By:  MA 1994 B SHARES, INC.,
                                          a Delaware corporation, its sole
                                          general partner

                                    By:

                                    Name:

                                    Title: